[LOGO FOR CHEELY BURCHAM EDDINS ROKENBROD & CARROLL]

                        INDEPENDENT ACCOUNTANTS' CONSENT

We consent to incorporation by reference in the registration statement filed on Form S-3 of SFX Broadcasting, Inc. of our report dated February 1, 1996 relating to the balance sheet of ABS Greenville Partners, L.P. as of December 31, 1995, and the re lated statements of operations, partners' deficit and cash flows for the year then ended, which report appears in SFX Broadcasting, Inc.'s Form 8-K dated May 9, 1996, and to the reference to our firm appearing under the heading "Experts" in the regis tration statement.


/s/ Cheely Burcham Eddins Rokenbrod & Carroll


Richmond, Virginia
July 18, 1996